Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 16, 2016, is made by and between Horry County State Bank, a South Carolina state-chartered commercial bank (the “Bank” and the “Employer”), which is a wholly owned subsidiary of HCSB Financial Corporation, a South Carolina corporation (the “Company”), and W. Jack McElveen, Jr., an individual resident of South Carolina (the “Executive”).

WHEREAS, the Executive presently serves as Executive Vice President and Chief Credit Officer of the Bank and is willing to continue to do so on the terms and conditions herein provided; and

WHEREAS, certain terms used in this Agreement are defined in Section 18 hereof.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as Executive Vice President and Chief Credit Officer of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his positions as are set forth in the Bank’s Bylaws or assigned by the Bank’s Board of Directors (the “Board”) from time to time. The Executive shall report to the Board and shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Employer policy. Further, the Executive’s service on the boards of directors (or similar body) of other business or charitable entities is subject to the prior approval of the Board. The Employer shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board determines that such activity (i) interferes with the effective discharge of the Executive’s duties and responsibilities to the Employer or that any business related to such service is then in competition with any business of the Bank, its successors or assigns or (ii) could adversely affect the reputation of the Bank.

2.      Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for the period commencing upon the Effective Date of this Agreement and ending on the third anniversary of the Effective Date of this Agreement. On each anniversary of the effective date of this Agreement, the term hereof shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written Notice of Termination from the Employer or the Executive is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended. If either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

1

Exhibit 10.1

3.      Compensation and Benefits.

(a)      As of the Effective Date, the Employer shall pay the Executive an annual base salary rate of $200,000 which shall be paid in accordance with the Employer’s standard payroll procedures. The Board (or an appropriate committee of the Board) shall evaluate the Executive’s performance at least annually and make compensation adjustments as determined by the Board based on its evaluation of the Executive’s performance.

(b)      In addition to the $25,000 signing bonus previously paid, the Executive shall be eligible each year to receive a cash bonus equaling up to 20% of his annual base salary if the Employer achieves certain performance levels established from time to time by the Board. Any bonus payment made pursuant to this Section 3(b) shall be made the earlier of (i) 70 days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer or (ii) the first pay period following the Company’s press release announcing its previous year’s financial performance.

(c)      The Executive shall be eligible to participate in the Company’s long-term equity incentive program and for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. The Board anticipates adopting an appropriate equity incentive plan in which the Company’s and the Bank’s employees will be eligible to participate. The Board anticipates granting to Employee a material to-be-determined equity award(s) under such plan. The award agreements for such equity award(s) would vest upon achievement of certain performance and time vesting metrics and would contain other customary terms and conditions. Any options or similar awards shall be issued to the Executive at an exercise price of not less than the stock’s current fair market value (as determined in compliance with Treasury Regulation § 1.409A-1(b)(5)(iv)) as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

(d)      In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, welfare, health or other benefits plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The parties agree that the benefits stated in this Section 3(d) shall be subject to the terms of such plans or programs applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

(e)      The Employer shall reimburse the Executive for reasonable and necessary travel, mobile cellular and data plan, and other business expenses related to the Executive’s duties in accordance with the Employer’s business expense reimbursement policy; provided however that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives.

2

Exhibit 10.1

All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

(f)      The Employer shall provide the Executive with four weeks’ paid vacation per year, which shall be taken in accordance with (i) any banking rules or regulations governing vacation and (ii) the Employer’s vacation or other paid time off policy. Any payments made by the Employer to the Executive as compensation for paid vacation shall be paid in accordance with the Employer’s standard payroll procedures.

(g)       The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(i)      where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company or the Bank, including but not limited to, when the Company or the Bank shall have a restatement of financial results attributable to the Executive’s actions, whether intentional or negligent;

(ii)      where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Section 263;

(iii)      where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iv)      if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return promptly any such compensation identified by the Employer by written notice provided pursuant to Section 11. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3(g). The provisions of this Section 3(g) shall be modified to the extent, and remain in effect for the period, required by applicable law.

3

Exhibit 10.1

4.      Termination.

(a)      The Executive’s employment under this Agreement may be terminated prior to the end of the term of this Agreement, if applicable, only as follows (each a “Terminating Event”):

(i)      upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay the Executive’s estate any sums due his as base salary or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s standard payroll procedures. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year of death will be paid on the earlier of (i) 70 days after the year end in which the Executive died or (ii) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive died. To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company or the Bank for the entire year and prorated through the date of the Executive’s death.

(ii)      upon the Disability of the Executive for a period of 90 days, which includes any period of payment under the Employer’s accident and health plan. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided, however that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of onset of the physical or mental impairment that led to the Disability. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b) of this Agreement. Any bonus that is earned in the year which includes the date of onset of the physical or mental impairment that led to the Disability will be paid on the earlier of (i) 70 days after the year end in which the Executive became Disabled or (ii) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive became Disabled.

(iii)      by the Employer for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due his as base salary and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.

4

Exhibit 10.1

(iv)       by the Employer without Cause upon delivery of a Notice of Termination. If the Executive’s employment is terminated without Cause under this provision, the Executive shall receive any sums due him as base salary or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.

(v)      by the Executive effective upon the 30th day after delivery of a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due him as base salary or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.

(b)      With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within 60 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release in the form provided by the Employer, and Executive may not revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60 day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Executive.

(c)      Notwithstanding anything contained in this Agreement to the contrary,

(i)       if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Company’s or the Bank’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Employer shall (i)       pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (ii) reinstate any such obligations which were suspended.

5

Exhibit 10.1

(ii)      if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Company’s or the Bank’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

(iii)      if the Company or the Bank is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(f) shall not affect any vested rights of the parties hereto.

(iv)      if the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)) of the Bank, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(d)      If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12

U.S.C. 1823(c)) to the Company or the Bank, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)      If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or the Bank, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)      Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

6

Exhibit 10.1

(g)      In the event that the Company or the Bank is subject to Part 359 of the FDIC Rules and Regulations (12 C.F.R. Section 359, et seq.), then notwithstanding the timing for the payment of any severance amounts described in this Section 4, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Company or the Bank pursuant to Part 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 4(g) shall be paid as a lump sum within 30 days following receipt of the concurrence or consent of the appropriate federal banking agency of the Company or the Bank or as otherwise directed by such federal banking agency.

5.      Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Company or any Affiliates, their business or customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.      Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Company or any Affiliates during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.      Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Company or any Affiliates during his employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Company’s or its Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

7

Exhibit 10.1

8.      Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Company or its Affiliates, their businesses or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

9.      Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

10.      Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

11.      Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Chief Executive Officer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

12.      Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in Horry County, South Carolina or federal court for the District of South Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.      Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

8

Exhibit 10.1

14.      Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

15.      Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4, if any, shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)      If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

9

Exhibit 10.1

(b)      Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

16.      Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

17.      Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank or, if applicable, the Company. The Executive agrees that compliance by the Bank or the Company with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by such entity. The Executive agrees that such restrictions include any restrictions applicable due to the Company’s participation in the Treasury’s Troubled Asset Relief Program - Capital Purchase Program (the “CPP”).

18.      Certain Definitions.

(a)      “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.

(b)      “Cause” shall consist of any of (i) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, does cause or is reasonably likely to cause material harm to the Company or any Affiliate (including harm to its business reputation); (ii) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach; (iv) the receipt of any formal written notice that any regulatory agency having jurisdiction over the Company or the Bank intends to institute any form of formal regulatory action against the Executive, the Company or the Bank (provided that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by the Executive and further provided that, the parties acknowledge that any regulatory action currently issued to the Company or the Bank shall not constitute the basis for a determination of cause by the Board); (v) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (vi) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with notice of the grounds providing the purported basis for termination and provide the Executive an opportunity to meet with the Board in person to address the proposed grounds.

10

Exhibit 10.1

(c)      “Code” shall mean the Internal Revenue Code of 1986.

(d)      “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4); provided however that, for purposes of this definition, the accident and health plan covering the Executive shall only be the long term disability plan and not any other the accident and health plan.

(e)      “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination (not less than 30 days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)      “Standard payroll procedures” shall mean payment no less frequently than monthly.

(g)      “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

19.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, including the Consulting Agreement, between the parties hereto with respect the subject matter hereof.

20.      Survival. The obligations of the parties pursuant to Sections 3(g), 5 through 8, and 12, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

23.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signatures appear on following page]

11

Exhibit 10.1

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date described above.

HORRY COUNTY STATE BANK
ATTEST:

By:	/s/ V. Denise Floyd	By:	/s/ Jan H. Hollar

Name:	V. Denise Floyd	Name:	Jan H. Hollar

		Title:	Chief Executive Officer

EXECUTIVE

/s/ W. Jack McElveen, Jr.
W. Jack McElveen, Jr.

12